NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

Exhibit 99.1

For Immediate Release

NDCHealth Board Retains The Blackstone Group to

Help Evaluate Strategic Alternatives

ATLANTA, February 24, 2005 – The Board of Directors of NDCHealth Corporation (NYSE: NDC) today announced that the independent directors of the Board have approved the engagement of The Blackstone Group L.P. to assist the Board in its evaluation of strategic alternatives with the objective of maximizing stockholder value over a reasonable period of time.

The Board will carefully weigh the impact and prospects of management’s initiatives pursuant to its strategic business plan to deliver improved revenue and profit performance, and a full range of other strategic alternatives including, but not limited to, divestitures, recapitalizations, alliances with strategic partners, and a sale to or merger with a third party.

NDCHealth notes that there can be no assurance regarding the outcome of this evaluation. The company does not intend to comment further publicly with respect to its evaluation process until its conclusion, unless the company determines it would be appropriate to do so at an earlier stage.

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers.

Headquartered at Atlanta, Ga., NDCHealth provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

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Contact: Robert Borchert VP, Investor Relations NDCHealth Corporation 404-728-2906 robert.borchert@ndchealth.com	John Ford VP, Public Relations The Blackstone Group L.P. (212) 583-5559